UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 4, 2008

Baldor Electric Company

Exact name of registrant as specified in its charter

Missouri	01-07284	43-0168840
State or other jurisdiction of incorporation	Commission File Number	IRS Employer Identification No

5711 R. S. Boreham, Jr., St Fort Smith, Arkansas	72901
Address of principal executive offices	Zip Code

479-646-4711

Registrant’s telephone number, including area code

N/A

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Effective August 4, 2008, the Board of Directors approved amendments to certain sections of the Bylaws of Baldor Electric Company. The amended bylaws clarify that shareholders seeking to nominate directors or propose other business at a shareholder meeting must comply with the advance notice provisions in Section 7 of Article III and Section 12 of Article VI. The amended bylaws also expand the information required to be provided by a shareholder making a proposal or nomination, including, among other things, a description of any derivative positions held, directly or indirectly, by the shareholder and a description of any arrangements between the shareholder and any other person in connection with the proposal or nomination.

The advance notice deadlines have been amended, providing that a shareholder must provide advance notice to the Company of his or her intention to introduce business at a shareholder meeting not less than 120 days nor more than 180 days before the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or after such anniversary date, notice by the shareholder must be so delivered, or mailed and received, not earlier than the close of business on the 180th day prior to such annual meeting and not later than the close of business on the later of the 120th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting. The former bylaws required advance notice not less than 120 days nor more than 180 days before the first anniversary of the date the corporation mailed its proxy statement in connection with the previous year’s annual meeting.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit 3 (ii) Bylaws

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Baldor Electric Company
(Registrant)

Date August 8, 2008	/s/ George E. Moschner
George E. Moschner
Chief Financial Officer and Secretary
(Principal Financial Officer)